SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              BayBanks, Inc.
             (Name of Registrant as Specified in Its Charter)

                              BayBanks, Inc.
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x] $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 1) Title of each class of securities to which transaction applies:


 2) Aggregate number of securities to which transactions applies:


 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:\1/ <F1>


 4) Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 1) Amount Previously Paid:


 2) Form, Schedule or Registration Statement No.:


 3) Filing Party:

 4) Date Filed:

[FN]
<F1> \1/Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   BAYBANKS, INC.



                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

           NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Stockholders of BayBanks, Inc. will be held at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts, on Thursday, April 28, 1994, at 10:00 A.M.
           1. To elect four directors to hold office for a term of three years and until their respective successors are chosen and qualified.
           2. To vote on approval of a 1994 Restricted Stock Plan for the Corporation providing for the issuance of up to 500,000 shares.
           3. To transact such other business as may be in furtherance of or incidental to the foregoing.
           The business referred to above may be transacted at said meeting or any adjournment thereof.
           The Board of Directors has fixed the close of business on March 1, 1994, as the record date for determination of stockholders entitled to notice of and to vote at said meeting or any adjournment thereof.
           You are requested to sign the enclosed proxy and mail it to us promptly in the enclosed self-addressed envelope, whether or not you plan to attend the meeting in person. The giving of such proxy will not affect your right to vote in person if you attend the meeting in person.


                                                             ILENE BEAL, Clerk
       Dated: March 21, 1994

                                   BAYBANKS, INC.
                                 175 FEDERAL STREET
                             BOSTON, MASSACHUSETTS 02110
                                 1994 ANNUAL MEETING
                                   PROXY STATEMENT
                                DATED MARCH 21, 1994

           This proxy statement is furnished to the stockholders of BayBanks, Inc. (the "Corporation") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held April 28, 1994. The enclosed proxy is solicited by the Board of Directors of the Corporation.
           The principal business expected to be transacted at the meeting will be the election of four directors and the approval of a new 1994 Restricted Stock Plan for the Corporation. These matters are more fully described below.
           A person giving the enclosed proxy has the power to revoke it at any time before it is exercised.
           The Corporation will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by officers and employees of the Corporation by personal interview, by telephone, or by telegraph, the cost of which will be nominal. The Corporation has retained Georgeson & Company Inc. to assist in the solicitation of proxies for an estimated fee of $7,000 plus certain expenses.
                        VOTING SECURITIES AND VOTES REQUIRED
           Only holders of Common Stock of record at the close of business on March 1, 1994, will be entitled to vote at the meeting. As of that time, 18,798,689 shares of Common Stock were outstanding, each of which is entitled to one vote.
           A majority in interest of the Corporation's Common Stock outstanding and entitled to vote represented at a meeting in person or by proxy constitutes a quorum for the transaction of business. The affirmative vote of a majority of any quorum is sufficient to elect the nominees for director, to approve the new Restricted Stock Plan, and to transact any other business at the meeting. In calculating the votes cast, broker non-votes would be treated as withholding authority to vote for the nominees for election as directors, and abstentions and broker non-votes would be treated as votes against approval of the 1994 Restricted Stock Plan. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy.)
                                 BOARD OF DIRECTORS
           At the meeting, four directors are to be elected to serve for the ensuing three years and until their respective successors are chosen and qualified. Unless the enclosed proxy withholds authority to vote for one or more of the nominees or indicates a broker non-vote, the shares represented by such proxy will be voted for the election as directors of the nominees indicated in this proxy statement. If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy.
           The following table contains certain information as to the nominees for election to the office of director of the Corporation and each other person whose term of office as a director will continue after the meeting, and includes the number of shares of Common Stock of the Corporation beneficially owned, directly or indirectly, by each of such persons as of February 17, 1994. The nominees for election to the office of director at the meeting are Messrs. Gerson, Piper, Pollard, and Torras and are indicated by an asterisk in the table that follows.

                                                                                                                        Shares of
                                                                                                  First                  Common
                                           Principal Occupation                                   Became     Present      Stock
                                         and Other Directorships                               Director of     Term   Beneficially
     Name                              Held in Public Corporations                      Age    Corporation   Expires    Owned(1)<F2>
     ----                              ---------------------------                      ---    -----------   -------    --------
John J. Arena                 Vice Chairman of the Board of the Corporation              56        1977        1996       10,134
John A. Cervieri Jr.(2)<F3>   Chairman and President, Property Capital Associates,       63        1980        1996        4,422
                              Inc. -- Real estate investment and consulting firm;
                              Managing Trustee, Property Capital Trust, and Chairman
                              of the Board and Chief Executive Officer, Americana
                              Hotels and Realty Corporation
William M. Crozier, Jr.(2)<F3>Chairman of the Board and President of the Corporation     61        1974        1995       89,234
Samuel J. Gerson*<F1>         Chairman of the Board and Chief Executive Officer,         52        1990        1994        1,841
                              Filene's Basement, Inc. -- Retailer
Donald L. Isaacs              Vice Chairman of the Board of the Corporation              46        1992        1996       47,531
Norman E. MacNeil             Chairman of the Board, Ark-Les Corporation --              67        1971        1995        6,045
                              Manufacturer of switches and electrical components
Arlene A. McNamee             Southeast Regional Administrator, Massachusetts            47        1990        1996        2,483
                              Society for the Prevention of Cruelty to Children --
                              Social services agency
Thomas R. Piper(2)<F3>*<F1>   Senior Associate Dean and Industrial Bank of Japan         56        1979        1994        5,872
                              Professor of Business Administration, Harvard
                              University Graduate School of Business Administration
                              --  Educational institution
Richard F. Pollard*<F1>       Vice Chairman of the Board of the Corporation              61        1983        1994       74,626
Glenn P. Strehle(2)<F3>      Vice President and Treasurer, Massachusetts Institute       57        1979        1995        3,822
                              of Technology -- Educational institution; Director,
                              SofTech, Inc., and Trustee, Property Capital Trust
Joseph H. Torras*<F1>         President and Chairman of the Board, Preco Corporation     69        1990        1994       51,741
                              -- Manufacturer of pulp, paper, and specialty products
Directors and Executive                                                                                                  409,960
  Officers as a Group                                                                                                      (2.2%)

  ---------
  <F1>     *Nominee for election as director.
  <F2> (1) Does not include a total of 26,635 shares of the Corporation's
           Common Stock that are held by members of the immediate families of two directors and one officer, who disclaim beneficial ownership of such shares. Includes the following shares subject to options exercisable as of February 17, 1994, or within 60 days thereafter:
           Mr.Crozier 42,000, Mr. Isaacs 19,500, Mr. Pollard 23,000, and all executive officers and directors as a group 137,166; as well as the following shares of Restricted Stock as to which the holders have voting power but will not have investment power until the restrictions lapse: Mr. Arena 931, Mr. Crozier 12,000, Mr. Isaacs 9,200, Mr.Pollard 4,540, and all executive officers and directors as a group 51,626. The group total includes 42,709 shares beneficially owned by Michael W. Vasily, Executive Vice President of the Corporation, of which 15,000 shares are subject to options exercisable as of February 17, 1994, or within 60 days thereafter, and 7,200 shares are Restricted Stock. None of the persons listed beneficially owns more than 1% of the outstanding Common Stock.
  <F3> (2) Member of the Executive Committee.

    The preceding table shows the present principal occupation of the directors listed, each of whom has had the same principal occupation for the past five years except Mr. Arena and Ms.McNamee. Mr. Arena was a Trustee of Batterymarch Financial Management until 1990, when he became an independent investment management consultant. He assumed his present responsibilities with the Corporation in 1992. Ms. McNamee continues as president of Richards and Davis, Inc., a wholesale distributor of lumber, where she has been active in management since 1988 and which position was her principal occupation during the past five years until early 1993, when she joined the Massachusetts Society for the Prevention of Cruelty to Children as Southeast Regional Administrator.
NOMINEES FOR ELECTION
    SAMUEL J. GERSON -- Mr. Gerson has been a director of the Corporation since 1990 and is Chairman of the Board and Chief Executive Officer of Filene's Basement, Inc. He is a trustee and member of the Board of Governors of Newton-Wellesley Hospital, a trustee of Boston College, and a director of the Kennedy Library Foundation. He also serves as chairman of the Urban League of Eastern Massachusetts, director of The United Way of Massachusetts Bay, trustee of the Boston Police Foundation, and overseer of the Boys & Girls Clubs of Boston. Mr.Gerson holds a degree from Boston College and an M.B.A. from Boston University.
    THOMAS R. PIPER -- Professor Piper has been a director of the Corporation since 1979 and since 1970 has been on the faculty of the Harvard University Graduate School of Business Administration, where he is Senior Associate Dean and Industrial Bank of Japan Professor of Finance. He is a graduate of Williams College and the Harvard Business School, from which he received a master's degree and, subsequent to serving in the United States Air Force, a doctorate. Professor Piper is a member of the board of the MBA Enterprise Corps and a member of both the American Finance Association and the Financial Management Association. In addition, he is a corporator of Emerson Hospital and until recently was a trustee of the Middlesex School.
    RICHARD F. POLLARD -- Mr. Pollard has been a director of the Corporation since 1983, when he became Vice Chairman of the Board. Before that, he held the title of Executive Vice President, to which position he was elected in 1978 after serving as Senior Vice President and Senior Loan Administrator. Mr. Pollard joined the Corporation in 1976 after a career of twenty-six years with a major New York bank, where he attained the position of Senior Vice President. Mr. Pollard is a graduate of Hofstra University and the Advanced Management Program at the Harvard Business School. He is Chairman of the Board of the Massachusetts Community and Banking Council, a community improvement and outreach organization, and previously served as Chairman of the Board of the Massachusetts Bankers Association. Mr. Pollard also serves as a trustee and Vice Chairman of the Board of the Boston Ballet and as a trustee of Emerson College.
    JOSEPH H. TORRAS -- Mr. Torras has been a director of the Corporation since 1990 and was a director of the former BayBank Valley Trust Company from 1980 until 1990. Since 1964, he has been President and Chief Executive Officer of Preco Corporation, a manufacturer of pulp, paper, and specialty products headquartered in Amherst, Massachusetts. He also serves as Chairman and President of Eastern Fine Paper and as Chairman of both Lincoln Pulp & Paper Company and Lincoln Land & Timber Company. Mr. Torras served as a Navy pilot in World War II before earning his undergraduate degree from Yale University and a master's degree from the Harvard Business School. He is a member of the Yale University Development Board and serves as a Trustee of both Piedmont College in Georgia and the University of Maine Pulp & Paper Foundation. Mr. Torras also is a member of the Board of Trustees of Historic Deerfield and a member of the Board of Governors of the Massachusetts General Hospital. Mr. Torras, whose previous term as a director expires in 1995, recently resigned from that term and was elected by the Board of Directors to a term expiring in 1994.
    Committees of the Board. The Audit Committee is composed of Mr. Gerson, Ms. McNamee, and Mr. Piper. The Audit Committee's primary functions are to make annual recommendations to the Board of Directors as to the designation of independent auditors for the Corporation, to meet with the auditors to review the scope of the audit, to review the internal auditing procedures of the Corporation and its subsidiaries, and to report to the Board on such matters. In performing its functions, the Audit Committee held four meetings in 1993. The Corporate Compensation Committee, the members of which also comprise the Stock Option Committee, is composed of Messrs. Cervieri, Strehle, and Torras. Its function is to consider and recommend action to the Board of Directors on compensation matters. The Corporate Compensation Committee administers the Corporation's Incentive Compensation Plan, Restricted Stock Plan, and, acting as the Stock Option Committee, the Stock Option Plan. In addition, it administers the Corporation's Supplemental Executive Retirement Plan and Severance Pay Plan. In performing their functions in 1993, the Corporate Compensation Committee held six meetings and the Stock Option Committee held two meetings. The entire Board of Directors functions as a nominating committee and considers nominations submitted to the Chairman of the Board and President. The Board of Directors held twelve meetings in 1993.
    Compensation of Directors. Directors are paid a fee of $1,000 for each full meeting of the Board or a Committee of the Board they attend and an annual retainer of $15,000. Each director in office immediately after the Annual Meeting of Stockholders of the Corporation receives the annual retainer in the form of shares of the Corporation's Common Stock. For tax purposes, directors may elect to defer all or part of their cash compensation and to receive their retainer shares subject to restrictions on transfer that permit deferral of the realization of income on the value received. Officers of the Corporation who are directors do not receive additional compensation for their service as directors.
    Compensation Committee Interlocks and Insider Participation. Certain of the Corporation's executive officers and directors are at present, as in the past, customers of its subsidiary banks and have transactions with such banks in the ordinary course of business. In addition, certain of the directors, including members of the Corporate Compensation Committee, are at present, as in the past, also directors or officers of corporations or members of partnerships that are customers of the Corporation's subsidiary banks and that have transactions with such banks in the ordinary course of business. Such transactions with executive officers and directors of the Corporation and with such corporations and partnerships were at rates and charges comparable to those charged to other customers of the subsidiary banks. Loans to executive officers and directors and persons and entities related to them were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than normal risk of collectibility or present other features unfavorable to the lending bank.
                    APPROVAL OF 1994 RESTRICTED STOCK PLAN
                      (ITEM 2 OF THE NOTICE OF MEETING)
    The Board of Directors has adopted the BayBanks, Inc. 1994 Restricted Stock Plan (the "Plan"), subject to stockholder approval, to replace the Corporation's 1982 Restricted Stock Plan, which expired in 1992. Like the 1982 Plan, the purpose of the 1994 Plan is to attract, motivate, and retain outstanding individuals as employees of the Corporation, to align their future interests with those of the Corporation's stockholders, and to reward appropriately those who make substantial contributions to the success and welfare of the Corporation. The Board believes that increased ownership of the Corporation's stock resulting from grants under the Plan would provide important and meaningful incentives in this regard. Accordingly, the Board recommends stockholder approval of the Plan as in the best interests of the Corporation. A copy of the Plan is attached as Exhibit A to this proxy statement.
    The Plan is administered by the Corporate Compensation Committee of the Board of Directors, the members of which are ineligible to receive grants under the Plan.
    The Plan authorizes the grant of shares of Common Stock subject to forfeiture and to restrictions on transfer during restriction periods set by the Committee. The maximum number of shares that may be granted is 500,000, subject to appropriate adjustment in the event of a stock dividend, stock split, or other recapitalization. Any shares forfeited to the Corporation after the grantee has received dividends or other benefits of ownership, other than voting rights, may not be reissued under the Plan.
    Employees of the Corporation and its subsidiaries who have completed at least six months' service are eligible to receive grants under the Plan. The Committee in its sole discretion selects grant recipients and determines the number of shares, the length of the restriction period, and all other terms and conditions of each grant. Restrictions on transfer lapse at the end of the applicable restriction period and may lapse upon the grantee's death, disability, or retirement or in other circumstances determined by the Committee, including a change in control of the Corporation. The Committee is authorized to take such other actions as it considers appropriate to preserve the rights of a grant recipient under the Plan in the event of a change in control. The terms of each grant will be set forth in an agreement between the grant recipient and the Corporation that may be amended by the Committee.
    No grants may be made under the Plan after ten years from its adoption. The Plan may be amended or terminated at any time by the Board of Directors, subject to any necessary approval by the stockholders. In particular, under current rules of the Securities and Exchange Commission, any Plan amendment that would materially increase the number of shares issuable or other benefits available under the Plan to executive officers of the Corporation would require stockholder approval.
    The Board of Directors recommends that the stockholders vote FOR with respect to Item 2 of the Notice of Meeting. The enclosed proxy will be so voted unless it indicates a broker non-vote or a contrary specification is made thereon.

                            EXECUTIVE COMPENSATION
    Summary Compensation Table. The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Corporation and its subsidiaries for each of the last three fiscal years to, or for, the five executive officers of the Corporation who received the highest compensation for 1993 as measured by their cash compensation and bonus.


                                                                  Long Term Compensation
                                      Annual Compensation                 Awards
                                   --------------------------  -----------------------------
                                                                Restricted     Securities
                                                                   Stock       Underlying         All Other
       Name and                     Salary(2)<F2>  Bonus(3)<F3>  Awards(4)<F4>  Options        Compensation(5)<F5>
  Principal Position       Year       ($)           ($)            ($)             (#)                ($)
  ------------------       ----     ---------      --------      ---------     ----------      ---------------
William M. Crozier, Jr.    1993        $461,250    $249,844          -            50,000            $29,696
  Chairman of the          1992         410,250     102,570      $634,500         50,000              7,856
  Board,                   1991         381,000       -              -              -                 4,078
  President and
  Director
Richard F. Pollard         1993         297,500      99,167          -              -                17,362
  Vice Chairman of the     1992         287,125      64,610       235,000           -                 7,856
  Board                    1991         278,500       -              -              -                 4,078
  and Director
John J. Arena (1)<F1>      1993         268,750     111,979          -              -                20,404
  Vice Chairman of the     1992         187,500      46,880          -            50,000               -
  Board
  and Director
Donald L. Isaacs           1993         262,500     109,375          -            25,000             13,778
  Vice Chairman of the     1992         236,250      59,060       235,000         25,000              7,856
  Board                    1991         217,750      36,295          -              -                 3,996
  and Director
Michael W. Vasily          1993         183,750      53,594          -              -                 9,551
  Executive Vice           1992         161,250      24,190       176,250         10,000              5,535
  President                1991         146,500      14,650          -              -                 2,689
  and Chief Financial
  Officer

- ---------
<F1>(1) Mr. Arena was employed by the Corporation as an executive officer beginning on April 1, 1992. The salary and incentive compensation shown in the table for 1992 are for the nine-month period April-December 1992.
<F2>(2) Includes amounts deferred pursuant to Section 401(k) of the Internal
        Revenue Code.
<F3>(3) Incentive compensation based on performance for the years shown.
<F4>(4) Restricted Stock granted for the year shown, expressed as the dollar value of the shares granted at the closing price on the date of grant. The grants to Mr. Crozier and Mr.Pollard vest over a period of three years in equal parts. The grants to Mr. Isaacs and Mr.Vasily vest over a period of five years; restrictions will lapse on 7% of the shares granted on the first anniversary of the date of grant and on 13%, 20%, 27%, and 33% of the shares, respectively, on each of the next four anniversaries of the date of grant. Dividends on Restricted Stock are paid at the same time and in the same amounts as dividends on stock not subject to restriction. At year end 1993, the number and aggregate value of Restricted Stock holdings of each of the executive officers listed in the table were as follows, as calculated using the year-end closing price of the Corporation's Common Stock, which was $50.75: Mr. Crozier 22,665 shares, $1,150,248; Mr. Pollard 10,368 shares, $526,176; Mr.Isaacs 10,530 shares, $534,397; and
        Mr. Vasily 9,863 shares, $500,547. Not included are shares of Restricted Stock held by Mr. Arena that he received as his annual director's retainer prior to the time he became an executive officer of the Corporation.
<F5>(5) Consists of the dollar value of stock and cash payments made under the
        Corporation's Employee Stock Ownership Plan ("ESOP") and related Excess Benefit Plan for the years shown. Amounts included for 1993 cover the ESOP and the Excess Benefit Plan payments for 1993, as well as the Excess Benefit Plan payments for 1992 and 1991, which were paid in 1993. In the case of Mr. Arena, consists of cash payments made pursuant to the terms of his employment offer, which provided that until he becomes eligible to participate in the Corporation's Profit Sharing Plan and ESOP (following two years of employment) he will receive an annual cash payment equal to the value of the amounts he would have received were he a participant in those plans. Included for 1993 are the payment for 1993 and the payment made in 1993 for 1992.

    Stock Option Grants in Last Fiscal Year. The following table provides information on stock options granted during 1993 to those executive officers named in the Summary Compensation Table who received such grants.

                                                              % of Total
                                  Number of Securities      Options Granted
                                   Underlying Options       to Employees in     Exercise Price    Expiration       Grant Date
             Name                    Granted(1)<F1> (#)       Fiscal Year          ($/share)         Date      Present Value(2)<F2>
- ------------------------------  ------------------------        -------             ------           -----           -------
William M. Crozier, Jr.                   50,000                  51.3%              $45.00          2/3/99          $515,000
Donald L. Isaacs                          25,000                  25.6%               45.00          2/3/03           308,250

- ---------
<F1>(1) The options shown were granted as of February 3, 1993. Such options first become exercisable as to one-third of the shares beginning on the second anniversary of the date of the grant, and subsequently as to an additional one-third of such shares beginning on each of the next two anniversaries of the initial exercise date. Vesting of stock options is accelerated upon a Change in Control of the Corporation (as defined in the 1988 Stock Option Plan) so that all options become immediately exercisable. The options were granted as "incentive" (i.e., tax-qualified) stock options to the extent permitted by Internal Revenue Service regulations, and the rest were granted as non-qualified stock options. (Shares acquired by the exercise of incentive stock options are not taxed until sold; shares acquired by the exercise of non-qualified stock options are taxable at the time of exercise.)
<F2>(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value of the options an executive may realize, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model assumes exercise of options upon the expiration date; a future risk-free rate of return of 5.62% for an option term of six years and 6.45% for an option term of ten years; a stock price volatility of .26684; a dividend yield of 4%; and no forfeiture of options. These assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy.

    Aggregated Option Exercises in Last Fiscal Year and Year-End Stock Option
Values. The following table provides information regarding the aggregate number of shares of Common Stock of the Corporation received upon exercise of options during the last fiscal year, the aggregate dollar value realized upon exercise, and the total number of unexercised stock options held as of the end of 1993 by the executive officers named in the Summary Compensation Table.

                                                                       Number of Securities             Value of Unexercised
                                                                            Underlying                      In-the-Money
                                                                       Unexercised Options                   Options at
                                     Shares                          at December 31, 1993 (#)         December 31, 1993(1)<F1> ($)
                                   Acquired on       Value      ----------------------------------  ----------------------------
Name                              Exercise (#)    Realized($)     Exercisable      Unexercisable    Exercisable   Unexercisable
- ----                              ------------    -----------     -----------      -------------    -----------   -------------
William M. Crozier, Jr.               1,936         $ 61,710        38,875            103,125         $747,906      $1,083,593
Richard F. Pollard                    6,184          167,705        28,000              2,500          524,875          46,875
John J. Arena                           -              -               -               50,000            -             837,500
Donald L. Isaacs                        -              -            17,875             51,625          287,156         542,968
Michael W. Vasily                     5,000          148,117        20,500             10,500          440,625         156,875

- -----
<F1>(1) Based on the difference between the closing price of the Common Stock on
        December 31, 1993, which was $50.75, and the option exercise price for each underlying grant.

    Pension Plan Table. Executive officers of the Corporation participate in the Corporation's Retirement Plan and, if designated by the Corporate Compensation Committee, in the Corporation's supplemental executive retirement plan ("SERP"). The following table shows the estimated annual lifetime retirement benefits payable from both plans to the executive officers named in the Summary Compensation Table, beginning at age 65.

    Average                                                                              Years of Service
    Annual                                                                         ----------------------------
  Compensation                                                        15               20              25-30             35
  ------------                                                        --               --              -----             --
  $200,000 ....................................................    $ 60,000         $ 80,000         $100,000         $102,500
   300,000 ....................................................      90,000          120,000          150,000          153,750
   400,000 ....................................................     120,000          160,000          200,000          205,000
   500,000 ....................................................     150,000          200,000          250,000          256,250
   600,000 ....................................................     180,000          240,000          300,000          307,500
   700,000 ....................................................     210,000          280,000          350,000          358,750
   800,000 ....................................................     240,000          320,000          400,000          410,000
   900,000 ....................................................     270,000          360,000          450,000          461,250
    The amounts in the table have been calculated under the Retirement Plan and SERP benefit formulas using the years of service and average annual compensation levels specified in the table without taking into account any offsets for Social Security benefits or benefit limitations under the Internal
Revenue Code. Compensation taken into account for the named executive officers by the Retirement Plan and SERP benefit formulas is the same as the amounts shown as salary and incentive compensation in the Annual Compensation portion of the Summary Compensation Table. Average annual compensation is determined using the three consecutive years in the ten years preceding retirement or earlier termination of service in which compensation is the highest.  Years of service credited as of year-end 1993 for the named executive officers are as follows: Mr. Arena (1 year, 9 months), Mr. Crozier (30 years), Mr.Isaacs (19 years), Mr. Pollard (17 years), and Mr. Vasily (15 years).
    Severance Arrangements.  The Corporation has a severance pay plan that provides severance benefits to certain employees of the Corporation and its subsidiaries in connection with a change in control of the Corporation.
Benefits are payable in the event of termination of employment without cause or voluntary termination following certain events (such as a specified reduction in salary or benefits) occurring within two years after a change in control of the Corporation.  Under the plan, the executive officers named in the Summary Compensation Table would receive for each year of service a severance payment of eight weeks' salary and pro rata incentive compensation, covering up to a maximum of 156 weeks. They also would receive medical, life, and other insurance coverages for the number of weeks used to compute severance pay, as well as outplacement assistance valued at not less than 15%
of annual salary.
    Under the terms of the Retirement Plan and SERP, the formulas currently used to determine benefits would be modified in the event of a change in control of the Corporation. A feature of the formulas provides smaller benefits to terminating employees who are not yet eligible for retirement as compared to employees with the same compensation and length of service who are eligible for retirement. Since a participant's ability to continue as an employee until retirement age could be affected by a change in control, this feature of the benefit formulas would be deleted from such plans if a change in control occurs. Also, in the event of a change in control, the number of weeks used to compute severance pay under the severance pay plan will be added to the age and service of SERP participants when their SERP benefits are calculated.
    Vesting of restricted stock and stock options would be accelerated upon a change in control.  Also, protections have been implemented to ensure, to the extent possible, that employees and directors receive the value of compensation or benefits earned but not received before a change in control.
              CORPORATE COMPENSATION COMMITTEE AND STOCK OPTION
              COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION
    Securities and Exchange Commission regulations require the compensation committee of the board of directors of a publicly-traded company to publish in each proxy statement involving the election of directors a report addressing certain aspects of executive officer compensation for the last completed fiscal year. The following report is provided in accordance with those regulations.*<fn1>

- ---------------
<fn1>*The Securities & Exchange Commission has requested that the report of the
     Corporate Compensation Committee address any policy the Corporation may have adopted with respect to a recent change in the Internal Revenue Code limiting the income tax deductions of public companies for certain compensation in excess of $1 million paid to any of the executive officers named in the proxy statement compensation tables. No such officer of the Corporation received applicable compensation at that level in 1993. At such time as it becomes likely that applicable compensation for a covered executive will exceed the deductibility limit, the Committee will consider whether or not adoption of a policy in this regard would be desirable.

    The compensation of the Corporation's executive officers reported for 1993 was paid or awarded pursuant to plans and arrangements that collectively are intended to attract, retain, and motivate employees of outstanding ability, control costs, link changes in compensation to individual and corporate performance, and align the interests of management with the interests of the Corporation's stockholders.
    The Corporate Compensation Committee reviews executive officer salaries each year and recommends to the Board of Directors appropriate adjustments based on the Corporation's salary budget for the year, competitive salary levels, changes in job responsibilities, and the performance of each executive. The 1993 salary adjustment for Mr. Crozier was based upon the Company's favorable 1992 financial performance and the research of external compensation consultants, which helped the Committee identify the need to bring, over time, Mr. Crozier's salary into the range of salaries of executives with comparable responsibilities in the region and industry. With respect to 1992 financial performance, the Committee considered the renewed strength of earnings, the marked and continuing improvement in credit quality, and the substantial bolstering of capital, which together permitted the restoration of the dividend.
    Executive officers of the Corporation (as well as other designated staff members) are eligible to receive incentive compensation up to specified percentages of their salaries under the Corporation's Incentive Compensation Plan. Participants for each plan year are selected by the Corporate Compensation Committee and are intended to be those individuals with positions in which job performance can significantly affect profits. Awards under the Plan are based partly on the performance of the Corporation (the Corporate award) and partly on an evaluation of individual job performance. Corporate performance normally accounts for one third of the award. Under the Plan the Committee may recommend exceptions to the Board. Determination of the portion of the Corporate award that will be paid in any year is made following the close of the plan year on the basis of the Corporate Compensation Committee's review of data comparing the Corporation's performance with the performance of other similar companies and with previously established internal budget targets. For 1993, the Corporate Compensation Committee determined that one half of the Corporate Award would be paid (no Corporate award was paid for 1992) because the earnings results for the year, while not yet at fully acceptable levels, exceeded budgetary targets. The portion of each award that is determined specifically by an evaluation of individual performance is based on the extent to which individual performance goals for the year were achieved and, in the case of executive officers of the Corporation, an evaluation by the Corporate Compensation Committee of the executive's job performance during the year. In determining the incentive compensation award for Mr. Crozier for 1993, the Committee considered the successful earnings result for the year and the sharp reduction in non-performing assets, both of which surpassed goals set for the year. In addition, the Committee noted the many significant strategic objectives accomplished, such as the successful introduction of BayFunds, the strengthening of the Company's middle-management organization, and the satisfaction of regulatory commitments undertaken in prior years.
    The Corporation has a Stock Option Plan, which is a longer term incentive plan intended to attract, motivate, and retain outstanding individuals as employees of the Corporation and to reward those who make substantial contributions to the success and welfare of the Corporation to the benefit of the Corporation's stockholders. This plan also is intended to align the future interests of the executives who receive grants under the Plan with the interests of stockholders and provide compensation that is directly related to enhancements in stockholder value. Benefits accrue over a number of years, depending on the terms of the grants. The Stock option grant made in 1993 to Mr. Crozier was in recognition of his leadership in producing the Company's strong earnings recovery and to encourage his further development of the Company's potential.
    The Corporation's 1982 Restricted Stock Plan expired in 1992.
    In 1993 the Corporation's executive officers also were eligible to participate in the Corporation's Profit Sharing Plan, which is a tax-qualified profit sharing plan and leveraged employee stock ownership plan ("ESOP") in which substantially all employees of the Corporation and its subsidiaries who have completed two years of service and 2,000 hours of employment participate. Under the Plan's profit sharing formula profit sharing contributions equal 5% of the Corporation's consolidated net income (excluding certain extraordinary or non-recurring items) plus 10% of such net income above a threshold equal to 7.5% of consolidated equity capital. Profit sharing determined under the formula may not reduce the Corporation's consolidated net income below such threshold, nor may it exceed 15% of the total base salaries of all participants. The Corporation is obligated to make contributions to the Plan sufficient to make payments of principal and interest when due on the ESOP loan, even though the profit sharing formula may call for a lower contribution. The profit sharing formula produced a result for 1993 that was slightly lower than the ESOP contribution for the year, a result largely attributable to the substantial appreciation in the Corporation's Common Stock price, which increased the value of the ESOP shares to be distributed. The difference between the profit sharing result and the ESOP contribution for the year will become part of the accumulated offset to the Corporation's future profit sharing contributions created during the 1990-91 recession. In those years profit sharing under the Plan's formula was not sufficient to cover required ESOP loan repayments but the Company nevertheless made such payments as required by the terms of the ESOP loan. Contributions to the ESOP and to the Profit Sharing Plan are allocated among the accounts of participating employees in the same proportion that each participant's base salary for the year bears to the base salaries of all participants.

                                  Glenn P. Strehle, Chairman
                                  John A. Cervieri Jr.
                                  Joseph H. Torras

    Five Year Stock Performance Graph. The following graph shows the cumulative total shareholder return on the Corporation's Common Stock (stock price appreciation plus dividends) over the five-year period ended December 31, 1993, and compares this return with that of the S&P Composite - 500 Stock Index and the Dow Jones Eastern Bank Index.




                             [TO BE FILED IN PAPER]

                       [insert performance line graph]




                          OWNERSHIP OF COMMON STOCK

    The following are the only known beneficial owners of more than 5% of the Corporation's Common Stock.


Name and Address                                             Amount and Nature                Percent
of Beneficial Owner                                       of Beneficial Ownership             of Class
- ----------------------                                          ------------                    ----
The Capital Group, Inc.(1)<F1>                              1,779,000 shares (2)<F2>            9.5%
333 South Hope Street
Los Angeles, CA 90071
Marine Midland Bank, N.A. and                               1,288,365 shares (4)<F4>            6.9%
BayBank, Co-Trustees of the
BayBanks Savings, Profit Sharing and
Stock Ownership Plan(3)<F3>
250 Park Avenue
New York, New York 10177

- ---------
<F1>(1) The Capital Group, Inc. has filed a Securities and Exchange Commission
        Schedule 13G reporting the above stock ownership in investment accounts managed by several of its subsidiaries as of December 31, 1993, a copy of which has been sent to the Corporation. One of such subsidiaries, Capital Research and Management Company, which states that it is a registered investment adviser, also has filed a Schedule 13G in which it reported beneficial ownership of 1,155,000 of the shares shown (6.1% of the class) as of December 31, 1993.
<F2>(2) Sole investment power with respect to all of such shares and sole voting power with respect to 446,800 of such shares. Capital Research and Management Company reports sole investment power, and no voting power, with respect to 1,155,000 of such shares.
<F3>(3) BayBank, 7 New England Executive Park, Burlington, Massachusetts 01803,
        disclaims beneficial ownership of 523,191 of the shares shown (2.8% of the class). BayBank also is Trustee of the BayBanks Retirement Plan, in which capacity it has sole investment power with respect to the 405,000 shares of Common Stock held by that Plan (2.2% of the class). Under the Retirement Plan, BayBank votes such shares and in the event of a tender offer will tender them in the same proportions as participants in the ESOP portion of the Profit Sharing Plan vote or tender the shares of Common Stock allocated to their accounts. As trustee under other trusts established by its customers, BayBank shares voting and investment power over an additional 41,048 shares of Common Stock.
<F4>(4) Investment decisions with respect to the shares in the BayBanks, Inc.
        Common Stock Fund portion of the Plan are made by the participants in that fund. Marine Midland Bank, N.A., as Co-Trustee, votes all shares in the Common Stock Fund in accordance with the voting instructions received from participants in that fund and votes all shares of Common Stock in the ESOP portion of the Plan in accordance with the voting instructions received from participants to whom shares have been allocated. The Plan provides that in the event of a tender offer the Co-Trustee will tender allocated ESOP shares and shares in the Common Stock Fund as instructed by the respective participants and will tender unallocated ESOP shares in the same proportion as it tenders allocated ESOP shares.

    The Corporation's principal officers, directors, and 10% stockholders are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership of, and transactions in, the Corporation's equity securities with the Securities and Exchange Commission. Two reports covering four Common Stock transactions in custodial accounts maintained by Ms.McNamee, and a report of ownership of shares of Common Stock by a trust of which Mr.Crozier is trustee but is not a beneficiary, were filed for 1993 after the time such filings were required.
                                 ACCOUNTANTS
    The firm of KPMG Peat Marwick, independent public accountants, has audited the accounts of the Corporation for a number of years and will do so for 1994. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.
                 STOCKHOLDER PROPOSALS AT 1995 ANNUAL MEETING
    If any stockholder of the Corporation intends to present a proposal at the 1995 Annual Meeting of Stockholders and desires that it be considered for inclusion in the Corporation's proxy statement and form of proxy for that meeting, it must be received by the Corporation at 175 Federal Street, Boston, Massachusetts 02110, no later than November 21, 1994.
                                   GENERAL
    While the Notice of Meeting calls for transaction of such other business as may be in furtherance of, or incidental to, the matters described in the Notice, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders at the meeting other than as set forth above. The enclosed proxy gives discretionary authority, however, in the event that any additional matters should be presented.
    IN ADDITION TO THE CORPORATION'S ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF THE CORPORATION'S COMMON STOCK MAY OBTAIN A COPY OF THE CORPORATION'S FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF THE CORPORATION'S FORM 10-K SHOULD BE ADDRESSED TO STEVEN P. ERWIN, TREASURER, BAYBANKS, INC., 175 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110.

                                  ILENE BEAL, Clerk

                                           BAYBANKS, INC.

                           ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 1994

                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, revoking all prior proxies, hereby appoints John J. Arena, Thomas R. Piper, and Glenn P. Strehle, and each of them, with full power of substitution to each, proxies to represent the undersigned at the Annual Meeting of Stockholders of BayBanks, Inc. to be held at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts at 10:00 A.M. on April 28, 1994, and at any adjournment thereof, and to vote as designated on the reverse all shares of stock of BayBanks, Inc. that the undersigned would be entitled to vote at said meeting. A majority of said proxies present and acting at the meeting (or, if only one shall be present and acting, then that one) may exercise all the powers granted hereby. SAID PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.



                            (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



[X]

Please mark votes as
in this example


1. ELECTION OF DIRECTORS

NOMINEES:  Samuel J. Gerson, Thomas R.        Each stockholder should specify by a mark in
Piper, Richard F. Pollard, Joseph H.          the appropriate box how he wishes his shares
Torras                                        voted.
                                              IF NO SPECIFICATION IS MADE, SHARES WILL BE
          FOR          WITHHELD               VOTED FOR THE ELECTION OF THE ABOVE DIRECTORS
          [ ]             [ ]                 AND FOR APPROVAL OF THE 1994 RESTRICTED STOCK
                                              PLAN.
                                                                     MARK HERE FOR
 [ ] ___________________________________                             ADDRESS CHANGE     [ ]
     For all nominees except as noted                                AND NOTE AT LEFT
     above
                                              Please sign, date, and return by April 28,
2.   TO APPROVE THE 1994 RESTRICTED           1994. If signing as attorney or for an estate,
     STOCK PLAN.                              trust or corporation, title or capacity should
                                              be stated.
     FOR          AGAINST     ABSTAIN
     [ ]            [ ]         [ ]           Signature:__________________________Date______

                                              Signature:__________________________Date______